EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

ARV Assisted Living, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of ARV Assisted Living, Inc. of our report dated February 28, 2003 relating to the consolidated balance sheets of ARV Assisted Living, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of ARV Assisted Living, Inc.

As discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and intangibles in 2002.

/s/ KPMG

Orange County, California

March 27, 2003